EXHIBIT 99.1

Woodward Announces Robert F. Weber, Jr. will Resume the Role of Vice Chairman, Chief Financial Officer

FORT COLLINS, Colo., April 13, 2020 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today announced that Robert (“Bob”) F. Weber, Jr., will resume the role of Vice Chairman, Chief Financial Officer, effective April 13, 2020, in response to the ongoing global economic challenges and uncertainties attributable to the coronavirus (COVID-19) pandemic and the resulting impact on the broader macroeconomic environment and its business. Concurrently, Jonathan (“Jack”) W. Thayer, the Company’s current Chief Financial Officer, will depart the Company.

Thomas A. Gendron, Chairman, Chief Executive Officer and President, commented, “Last week, we communicated a number of immediate actions we were taking to address the economic challenges that have resulted from the COVID-19 pandemic. As part of our continuing efforts to navigate this unprecedented uncertainty, we made the strategic decision to shift Bob, a seasoned veteran of the Company, back into the critical role of Vice Chairman, Chief Financial Officer. His significant institutional knowledge of our business and end markets, coupled with his industry expertise and leadership, will prove critical as we navigate this difficult operating environment.”

Mr. Gendron concluded, “We want to thank Jack for his leadership and contributions, as a board member and for the last year and a half as an officer of the Company. He has been a strong asset to Woodward, and we wish him all the best in his future endeavors.”

Mr. Weber has 15 years of service with Woodward and over 40 years of industry experience. He served as Chief Financial Officer from August 2005 until September 2019 and as Vice Chairman since October 2011. Mr. Weber previously announced his intention to retire in 2020, but in January 2020, the Company announced that he had postponed his retirement indefinitely, and he remained with the Company as Vice Chairman.

About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Notice Regarding Forward-Looking Statements

The statements in this release contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statements and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2019 and any subsequently filed Quarterly Report on Form 10-Q.

CONTACT:
Don Guzzardo
Vice President, Investor Relations and Treasurer
970-498-3580
Don.Guzzardo@woodward.com